Exhibit 99.1

Nightfood CEO and Largest Shareholder, Sean Folkson, Extends
Existing Lock-Up Additional Twelve Months, Into February 2023

Nightfood Ice Cream Hotel Launch On Track For Current Quarter

Tarrytown, NY, January 19, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the sleep-friendly snack company addressing the estimated $50 billion Americans spend annually on nighttime snacking, today announced that Company founder and CEO Sean Folkson has extended the existing lock-up of his shares for an additional twelve months.

Folkson has not disposed of any of his shares in Nightfood in any way since November 2015. He has increased his position during that time by converting $120,000 he had previously loaned the company into 400,000 shares through the exercise of warrants at a $.30 strike price, as well as having purchased shares in the open market.

Folkson’s current Lock-Up Agreement is expiring on February 4, 2022. The successor agreement extends the lock-up for an additional twelve months, through February 4, 2023. In exchange for the extension of the lock-up, Folkson was issued warrants for NGTF common stock with a strike price of $.30 and a term of one year. Should Folkson not exercise the warrants on or prior to February 4, 2023, they will expire.

“We’re very excited about our national hotel rollout, projected to start this quarter,” commented Folkson. “We believe having sleep-friendly Nightfood snacks in the lobby shops of thousands of major hotels across the country would raise consumer awareness of the critical connection between nutrition and sleep. This would provide invaluable exposure, validation, and endorsement for our brand, and, most importantly, for the category we’re pioneering.”

Based on the results of the recently completed successful retail pilot test of Nightfood’s ice cream pints in lobby shop freezers, which was initiated by a leading international hotel brand, the Company executed a strategic pivot. Management has chosen to prioritize the higher-margin hotel vertical, while temporarily deprioritizing the more expensive and crowded supermarket space during this current phase of growth.

“We’ve identified over 40 hotel chains representing approximately 20,000 properties that we are targeting for Nightfood distribution in the U.S. alone,” added Folkson. “That provides a path to grow faster and more profitably than through supermarket channels. Our goal is for sleep-friendly Nightfood snacks to become hospitality industry standard during the next 12-18 months. This projects to create a strong and profitable company, creating the foundation for additional supermarket growth in 2023 and beyond.”

The Company is developing additional snack formats to take greater advantage of anticipated hospitality-related distribution opportunities. Management believes the opportunity exists to introduce sleep-friendly versions of many of the most popular hotel snack formats, including ice cream, cookies, chips, candy, and nutrition bars.

Nightfood: Pioneering the Night Snacks Category

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms these snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood is pioneering the nighttime snacking category. Nightfood ice cream, the brand’s first mainstream product, is uniquely formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This current press release contains “forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution, the timing and success of the Company’s planned hotel roll-out, and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Kevin Farrell
Notably

media@Nightfood.com
215-760-7547

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3